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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                              NEOPROBE CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   640518106
--------------------------------------------------------------------------------
                                 (CUSIP Number)
Mr. Stanley Knowlton                                         John E. Osnato, Esq
Knowlton Brothers, Inc.                                      Kavanagh Maloney &
530 Fifth Avenue                                             Osnato LLP
New York  NY  10036                                          415 Madison Avenue
(212) 764-3602                                               New York, NY  10017
                                                             (212) 207-8400
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                October 14, 1998
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3), or (4), check the following box [_].

Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more htan five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporitng beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

Note: Six Copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 37 Pages

                                  SCHEDULE 13D


CUSIP No.  640518106                                          Page 2 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     The  Family Partnership, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         234,400

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         234,400

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     234,400

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.02%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                          Page 3 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     The  Frontier Partnership, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         167,400

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         167,400

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     167,400

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.73%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
        (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTENTION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                          Page 4 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     The  Darwin Partnership, L.P
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         232,700

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         232,700

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     232,700

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.01%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

CUSIP No.  640518106                                          Page 5 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     The Flagship Partners, Ltd
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     00
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     British Virgin Islands
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         90,000

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         90,000

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     90,000

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.39%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                          Page 6 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     Darwin Offshore Partners, Ltd.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     British Virgin Islands
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         17,800

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         17,800

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     17,800

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.07%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                          Page 7 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     Barker, Lee & Co., Limited Partnership
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Connecticut
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         152,000

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         152,000

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     152,000

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.66%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                          Page 8 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     J.M.R. Barker Foundation
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         120,400

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         120,400

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     120,400

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.53%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                          Page 9 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     Quaker Hill Associates, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         36,900

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    36,900
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     36,900

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.16%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                         Page 10 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     Upland Associates L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         86,400

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         86,400

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     86,400

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.38%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                         Page 11 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     Namakagon Associates, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         229,200

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         229,200

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     229,200

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.01%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                         Page 12 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     Family Partners & Co.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    234,400
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    234,400

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     234,400

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.02%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                         Page 13 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     Frontier Partners & Co.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    167,400
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    167,400

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     167,400

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.73%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                         Page 14 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     Knowlton Brothers, Inc.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    509,600

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     509,600

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.22%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                         Page 15 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     Knowlton Associates, Inc.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    167,400

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     167,400

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.73%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                         Page 16 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     Hugh Knowlton Trust For The Benefit of Erica Knowlton
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     00
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         30,000

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         30,000

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     30,000

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.13%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     00

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                         Page 17 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     Winthrop Knowlton
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     USA
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         16,060

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         16,060

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    788,360

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     788,360

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     3.44%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                         Page 18 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     Stanley Knowlton
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     USA
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         16,900

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         16,900

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    759,200

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     759,200

________________________________________________________________________________
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] The aggregate amount in row (11) excludes shares deemed to be held by Stanley Knowlton's wife

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     3.31%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                         Page 19 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     Christopher Knowlton
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     USA
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         3,000

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         3,000

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    235,700

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     235,700

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.02%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                         Page 20 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     Robert R. Barker
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     USA
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    591,500

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     591,500

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.58%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                         Page 21 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     Dwight E. Lee
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC and PF
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     USA
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         21,800

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         21,800

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    999,800

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     999,800

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.37%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                                             Page 22 of 37 Pages



                         AMENDMENT NO. 3 TO SCHEDULE 13D

Item 1. Security and Issuer


     The class of equity securities to which this Amendment No. 3 to Schedule 13D relates is the Common Stock, $.001 par value ("Common Stock") of Neoprobe Corporation, a Delaware corporation (the "Issuer"), whose principal executive offices are located at 425 Metro Place North, Suite 400, Dublin, Ohio 43017.


     Item 2. Identity and Background


     (a) - (c) and (f). The persons filing this statement are: The Family Partnership, L.P., a Delaware limited partnership (the "Family Partnership"), The Frontier Partnership, L.P., a Delaware limited partnership (the "Frontier Partnership"), The Darwin Partnership, L.P., a Delaware limited partnership (the "Darwin Partnership"), Flagship Partners, Ltd., a British Virgin Islands corporation ("Flagship"), Darwin Offshore Partners, Ltd., a British Virgin Islands corporation ("Darwin, Ltd."), Barker, Lee & Co., Limited Partnership, a Connecticut limited partnership ("Barker, Lee & Co."), the J.M.R. Barker
Foundation, a New York not-for-profit corporation (the "Foundation"), Quaker Hill Associates, L.P., a Delaware limited partnership ("Quaker Hill"), Upland Associates, L.P. a Delaware limited partnership ("Upland"), Namakagon Associates, L.P., a Delaware limited partnership ("Namakagon"), Family Partners & Co., a New York general partnership (the "Family GP"), Frontier Partners & Co., a New York

                                                             Page 23 of 37 Pages


general partnership (the "Frontier GP" and, together with the Family GP, the "GPs"), Knowlton Brothers, Inc., a New York corporation ("KBI"), Knowlton Associates, Inc., a New York corporation ("KAI"), Hugh Knowlton Trust For The Benefit of Erica Knowlton (the "Trust"), Winthrop Knowlton ("WK"), Stanley Knowlton ("SK"), Christopher Knowlton ("CK"), Robert R. Barker ("RB") and Dwight
E. Lee ("DL") (collectively, the "Reporting Persons"). Attached as Schedule 1 and incorporated by reference is a table setting forth changes in the executive officers and directors of each Reporting Person that is a corporation since the last filing.




Item 5. Interest in Securities of the Issuer


     (a) The Reporting Persons own beneficially an aggregate amount of 1,454,960 shares of Common Stock, constituting approximately 6.36% of the shares of the Common Stock outstanding, as reflected in information obtained directly from the Issuer.

     The Family Partnership is the beneficial owner of 234,400 shares of Common Stock owned by it directly. The Frontier Partnership is the beneficial owner of 167,400 shares of Common Stock owned by it directly. The Darwin Partnership is the beneficial owner of 232,700 shares of Common Stock owned by it directly. Flagship is the beneficial owner of 90,000 shares of Common Stock owned by it directly. Darwin, Ltd. is the owner of 17,800 shares of Common Stock owned by it directly. Barker, Lee & Co. is the owner of 152,000 shares of Common Stock owned by it directly. The Foundation is the owner of 120,400 shares of Common Stock owned by it directly. Quaker Hill is the owner of 36,900

                                                             Page 24 of 37 Pages



shares of Common Stock owned by it directly. Upland is the owner of 86,400 shares of Common Stock owned by it directly. Namakagon is the owner of 229,200 shares of Common Stock owned by it directly.

     The Family GP, the sole general partner of the Family Partnership, may be deemed to be the beneficial owner of all the 234,400 shares of Common Stock owned by the Family Partnership. The Family GP disclaims beneficial ownership of those shares of Common Stock that represent the interests of the limited partners of the Family Partnership.

     The Frontier GP, the sole general partner of the Frontier Partnership, may be deemed to be the beneficial owner of all the 167,400 shares of Common Stock owned by the Frontier Partnership. The Frontier GP disclaims beneficial ownership of those shares of Common Stock that represent the interests of the limited partners of the Frontier Partnership.

     KBI may be deemed to be the beneficial owner of 509,600 shares of Common Stock. KBI may be deemed to be the beneficial owner of (i) 401,800 shares owned by the Family Partnership and the Frontier Partnership because it jointly controls the GPs, (ii) 90,000 shares owned by Flagship because it is the investment advisor to Flagship, and (iii) 17,800 shares owed by Darwin, Ltd. because it is the investment advisor to Darwin, Ltd. KBI disclaims beneficial ownership of those shares of Common Stock that represent the interest of KAI in the Frontier GP, the interests of the limited partners of the Family Partnership and the Frontier

                                                             Page 25 of 37 Pages



Partnership, the interests of the members of Flagship and the interests of the members of Darwin, Ltd.

     KAI may be deemed to be the beneficial owner of 167,400 shares of Common Stock which are owned by the Frontier Partnership because it jointly controls the Frontier GP. KAI disclaims beneficial ownership of those shares of Common Stock that represent the interest of KBI in the Frontier GP and the interests of the limited partners of the Frontier Partnership.

     The Trust is the beneficial owner of 30,000 shares of Common Stock owned by it directly.

     WK may be deemed to be the beneficial owner of 788,360 shares of Common Stock, (i) 401,800 shares of which are owned by the Family Partnership and the Frontier Partnership and may be deemed to be owned by WK because he jointly controls the GPs, (ii) 232,700 shares of which are owned by the Darwin Partnership and may be deemed to be owned by WK because he is a general partner of the Darwin Partnership, (iii) 107,800 shares of which are owned by Flagship and Darwin, Ltd. and may be deemed to be owned by him because he is a managing director of KBI, the investment advisor to Flagship and Darwin Ltd., (iv) 30,000 shares of which are owned by the Trust and may be deemed to be owned by WK because WK is one of the two trustees of the Trust, and (v) 16,000 shares of which are owned directly by WK through an IRA account and 60 shares of which are owned directly by WK in his individual account. WK disclaims beneficial ownership of those shares of Common Stock which represent the interests of the other partners of the Family

                                                             Page 26 of 37 Pages



Partnership, the Frontier Partnership and the Darwin Partnership, the interests of the members of Flagship and Darwin, Ltd. and the interests of the Trust.

     SK may be deemed to be the beneficial owner of 759,200 shares of Common Stock, (i) 401,800 shares of which are owned by the Family Partnership and the Frontier Partnership and may be deemed to be owned by SK because he jointly controls the GPs, (ii) 232,700 shares of which are owned by the Darwin Partnership and may be deemed to be owned by SK because he is a general partner of the Darwin Partnership, (iii) 107,800 shares of which are owned by Flagship and Darwin, Ltd. and may be deemed to be owned by him because he is a managing director of KBI, the investment advisor to Flagship and Darwin, Ltd., (iv) 16,700 shares of which are owned directly by SK in his own account and through an IRA account, and (v) 200 shares of which are owned by Calvin Fowler Knowlton, his son, and may be deemed to be owned by him because they are held in an account over which he is custodian. The amount of beneficial ownership reported with respect to SK on row (11) of Page No. 18 excludes shares of Common Stock deemed to be owned by Margaret Knowlton, his wife, by virtue of her limited partnership interest in the Family Partnership. SK disclaims beneficial ownership of those shares of Common Stock which represent the interests of the other partners of the Family Partnership, the Frontier Partnership and the Darwin Partnership the interests of the members of Flagship and Darwin, Ltd. and those shares owned by his son.

                                                             Page 27 of 37 Pages



     CK may be deemed to be the beneficial owner of 235,700 shares of Common Stock, (i) 232,700 shares of which are owned by the Darwin Partnership and may be deemed to be owned by CK because he is a general partner of the Darwin Partnership, and (ii) 3,000 shares of which are owned directly by CK through an IRA account. CK disclaims beneficial ownership of those shares of Common Stock which represent the interests of the other partners of the Darwin Partnership.

     RB may be deemed to be the beneficial owner of 591,500 shares of Common Stock, (i) 471,100 shares of which are owned by the Darwin Partnership, Barker, Lee & Co. and Upland and may be deemed to be owned by RB because he is a general partner of each such entity, and (ii) 120,400 shares of which are owned by the Foundation and may be deemed to be owned by RB because he is the President of the Foundation. RB disclaims beneficial ownership of those shares of Common Stock which represent the interests of the other partners of the Darwin Partnership, Barker, Lee & Co. and Upland and all of the shares of Common Stock owned by Foundation.

     DL may be deemed to be the beneficial owner of 999,800 shares of Common Stock, (i) 857,600 shares of which are owned by the Darwin Partnership, Barker, Lee & Co., Quaker Hill, Upland and Namakagon and may be deemed to be owned by DL because he is a general partner of each such entity, (ii) 120,400 shares of which are owned by the Foundation and may be deemed to be owned by DL because he is a Vice President of the Foundation, and (iii) 21,800 of which are owned directly by DL through IRA accounts. DL

                                                             Page 28 of 37 Pages



disclaims beneficial ownership of those shares of Common Stock which represent the interests of the other partners of the Darwin Partnership, Barker, Lee & Co., Quaker Hill, Upland and Namakagon and all of the shares of Common Stock owned by the Foundation.


     (b) See pages 2 through 21 of this Schedule 13D.


     (c) Within the period from August 15, 1998 through the date hereof, the Reporting Persons purchased shares of Common Stock and Warrants on the dates, in the amounts and at the prices per share set forth on Schedule 2 attached hereto and incorporated by reference herein. All such purchases were made through NASDAQ.




Item 7. Materials to be Filed as Exhibits


        Exhibit A -- Joint Filing Agreement, dated October 16, 1998.

                                                             Page 29 of 37 Pages


                                   SIGNATURES


     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Dated: October 16, 1998


THE FRONTIER PARTNERSHIP, L.P.                    THE FAMILY PARTNERSHIP, L.P.

By: Frontier Partners & Co.,                      By: Family Partners & Co.,
      as general partner                                as general partner

   By: Knowlton Brothers, Inc.,                     By: Knowlton Brothers, Inc.,
        as general partner                                as general partner



By:  /s/ Stanley Knowlton                         By:  /s/ Stanley Knowlton
     --------------------                              --------------------
      Name: Stanley Knowlton                            Name: Stanley Knowlton
      Title: President                                  Title: President

THE DARWIN PARTNERSHIP, L.P.                      DARWIN OFFSHORE PARTNERS, LTD.

                                                  By: Knowlton Brothers, Inc.,
By:  /s/ Stanley Knowlton                                as Investment Advisor
    --------------------
      Name: Stanley Knowlton
      Title: General Partner
                                                  By:  /s/ Stanley Knowlton
                                                        --------------------
                                                        Name: Stanley Knowlton
                                                        Title: President


BARKER, LEE & CO.                                 QUAKER HILL ASSOCIATES, L.P.


By:  /s/ Dwight E. Lee                            By:  /s/ Dwight E. Lee
     -----------------                                 -----------------
      Name: Dwight E. Lee                               Name: Dwight E. Lee
      Title: General Partner                            Title: General Partner


J.M.R. BARKER FOUNDATION




By:  /s/ Dwight E. Lee
     -----------------
      Name: Dwight E. Lee
      Title: Vice President

                                                             Page 30 of 37 Pages


UPLAND ASSOCIATES, L.P.                           NAMAKAGON ASSOCIATES, L.P.




By:  /s/ Dwight E. Lee                             By:  /s/ Dwight E. Lee
     --------------------------                       -------------------------
      Name: Dwight E. Lee                                Name: Dwight E. Lee
      Title: General Partner                             Title: General Partner



FLAGSHIP PARTNERS, LTD.                           FAMILY PARTNERS & CO.

By: Knowlton Brothers, Inc.,                      By: Knowlton Brothers, Inc.,
      as Investment Advisor                             as general partner



By:  /s/ Stanley Knowlton                         By:   /s/ Stanley Knowlton
     -------------------------                         -------------------------
      Name: Stanley Knowlton                             Name: Stanley Knowlton
      Title: President                                   Title: President


FRONTIER PARTNERS & CO.                           KNOWLTON BROTHERS, INC.


By: Knowlton Brothers, Inc.,
      as general partner                          By:   /s/ Winthrop Knowlton
                                                       -------------------------
                                                         Name: Winthrop Knowlton
                                                         Title: Chairman
By:  /s/ Winthrop Knowlton
     -------------------------
      Name: Winthrop Knowlton
      Title: Chairman                                   /s/ Winthrop Knowlton
                                                       -------------------------
                                                            WINTHROP KNOWLTON
KNOWLTON ASSOCIATES, INC.

                                                        /s/ Christopher Knowlton
                                                       -------------------------
By:  /s/ Winthrop Knowlton                                  CHRISTOPHER KNOWLTON
     -------------------------
      Name: Winthrop Knowlton
      Title: Chairman

                                                        /s/ Robert R. Barker
                                                       -------------------------
     /s/ Stanley Knowlton                                   ROBERT R. BARKER
     -------------------------
         STANLEY KNOWLTON


     /s/ Dwight E. Lee                            HUGH KNOWLTON TRUST FOR THE
     -------------------------                    BENEFIT OF ERICA KNOWLTON
         DWIGHT E. LEE



                                                  By:   /s/ Winthrop Knowlton
                                                       -------------------------
                                                         Name: Winthrop Knowlton
                                                         Title: Trustee

                                                             Page 31 of 37 Pages


                                   SCHEDULE 1


                                   CHANGES TO
                    LIST OF DIRECTORS AND EXECUTIVE OFFICERS



         Name, Position and                             Principal
         Business Address*                              Occupation or Employment

A.   KNOWLTON BROTHERS, INC.


         New Officers:

         Christopher Knowlton
         Vice President
         c/o Knowlton Brothers, Inc.
         530 Fifth Avenue
         New York NY 10036-3101





B.   J.M.R. BARKER FOUNDATION

         No longer Officers or Directors


         Elizabeth S. Barker




         New Officers or Directors

         Margaret S. Barker                             Computer Software
         Director (U.S.A.)
         11310 Spicewood Club Drive #19
         Austin TX 78750-2868


----------
    * Each director and executive officer listed herein is a citizen of the United States of America.

                                                             Page 32 of 37 Pages


                                   SCHEDULE 2


                          Transactions in Common Stock
                                of Neoprobe Corp.
                         Effected Since August 15, 1998

                          THE FAMILY PARTNERSHIP, L.P.





                                No. of Shares                        Cost (Sales
                                of Common Stock                      Price) Per
Trade Date                      Sold                                 Share
----------                      ---------------                      -----------

8/18/98                            2,000                               $ 1.29
 9/9/98                            1,000                               $ 1.01
9/21/98                            5,500                               $ 0.93
9/21/98                           10,000                               $ 0.93
9/21/98                              500                               $ 0.93
9/22/98                            5,000                               $ 0.93
9/23/98                           10,000                               $ 0.86
9/24/98                            4,500                               $ 0.85
9/24/98                            2,500                               $ 0.85
9/25/98                            5,000                               $ 0.85
9/28/98                            3,000                               $ 0.85
9/29/98                            4,000                               $ 0.89
9/30/98                            3,600                               $ 0.93
10/1/98                            4,500                               $ 0.09


                         THE FRONTIER PARTNERSHIP, L.P.


                                No. of Shares                        Cost (Sales
                                of Common Stock                      Price) Per
Trade Date                      Sold                                 Share





8/19/98                            2,500                               $ 1.29
8/19/98                              500                               $ 1.29
 9/1/98                            5,000                               $ 0.99
 9/3/98                            4,500                               $ 1.01
 9/3/98                              500                               $ 1.01
 9/8/98                            3,000                               $ 1.00
9/21/98                            6,500                               $ 0.93
9/21/98                            6,700                               $ 0.93
9/22/98                            4,000                               $ 0.93
9/23/98                            6,500                               $ 0.86
9/24/98                            4,400                               $ 0.85
9/25/98                            4,000                               $ 0.85
9/28/98                            2,000                               $ 0.85
9/29/98                            3,000                               $ 0.89
9/30/98                            2,000                               $ 0.93
10/1/98                            3,500                               $ 0.90
10/8/98                           12,000                               $ 0.60
10/9/98                            5,000                               $ 0.60

                                                             Page 33 of 37 Pages


                             FLAGSHIP PARTNERS, LTD.
                             -----------------------


                                 No. of Shares                       Cost (Sales
                                 of Common Stock                     Price) Per
Trade Date                       Sold                                Share






8/19/98                             1,500                                $ 1.29
8/19/98                             3,500                                $ 1.29
9/21/98                             1,500                                $ 0.93
9/21/98                             5,500                                $ 0.93
9/22/98                             1,000                                $ 0.93
9/23/98                             3,000                                $ 0.86
9/24/98                             2,000                                $ 0.85
9/25/98                             1,000                                $ 0.85
9/28/98                             1,000                                $ 0.85
9/29/98                             1,000                                $ 0.89
9/30/98                             1,000                                $ 0.93
10/1/98                             1,000                                $ 0.90
10/2/98                             3,500                                $ 0.85
10/2/98                             1,500                                $ 0.85

                                                             Page 34 of 37 Pages


                                    EXHIBIT A

                             JOINT FILING AGREEMENT


     The Family Partnership, L.P., The Frontier Partnership, L.P., The Darwin Partnership, L.P., Flagship Partners, Ltd., Darwin Offshore Partners, Ltd., Barker, Lee & Co., the J.M.R. Barker Foundation, Quaker Hill Associates, L.P., Upland Associates, L.P., Namakagon Associates, L.P., Family Partners & Co., Frontier Partners & Co., Knowlton Brothers, Inc., Knowlton Associates, Inc., Hugh Knowlton Trust For The Benefit of Erica Knowlton, Winthrop Knowlton, Stanley Knowlton, Christopher Knowlton, Robert R. Barker and Dwight E. Lee each hereby agree that the Schedule 13D filed herewith and any amendments thereto relating to the acquisition of shares of Common Stock of Neoprobe Corporation is filed jointly on behalf of each such person.

Dated: October 16, 1998



                                                 THE FAMILY PARTNERSHIP, L.P.

                                                 By: Family Partners & Co.,
                                                       as general partner

                                                    By: Knowlton Brothers, Inc.,
                                                          as general partner



                                                 By: /s/ Stanley Knowlton
                                                     ---------------------------
                                                      Name: Stanley Knowlton
                                                      Title: President

                                                             Page 35 of 37 Pages


                                                  THE FRONTIER PARTNERSHIP, L.P.

                                                  By: Frontier Partners & Co.,
                                                         as general partner

                                                    By: Knowlton Brothers, Inc.,
                                                           as general partner



                                                  By:  /s/ Stanley Knowlton
                                                       -------------------------
                                                        Name: Stanley Knowlton
                                                        Title: President

                                                  THE DARWIN PARTNERSHIP, L.P.


                                                  By:  /s/ Stanley Knowlton
                                                       -------------------------
                                                        Name: Stanley Knowlton
                                                        Title: General Partner

                                                  BARKER, LEE & CO.



                                                  By:  /s/ Dwight E. Lee
                                                       -------------------------
                                                        Name: Dwight E. Lee
                                                        Title: General Partner

                                                  J.M.R. BARKER FOUNDATION



                                                  By:  /s/ Dwight E. Lee
                                                       -------------------------
                                                        Name: Dwight E. Lee
                                                        Title: Vice President

                                                  QUAKER HILL ASSOCIATES, L.P.


                                                  By:  /s/ Dwight E. Lee
                                                       -------------------------
                                                        Name: Dwight E. Lee
                                                        Title: General Partner

                                                  UPLAND ASSOCIATES, L.P.


                                                  By:  /s/ Dwight E. Lee
                                                       -------------------------
                                                        Name: Dwight E. Lee
                                                        Title: General Partner

                                                             Page 36 of 37 Pages


                                            NAMAKAGON ASSOCIATES, L.P.



                                            By:  /s/ Dwight E. Lee
                                                 ---------------------------
                                                  Name: Dwight E. Lee
                                                  Title: General Partner


                                            FLAGSHIP PARTNERS, LTD.

                                            By: Knowlton Brothers, Inc.,
                                                  as Investment Advisor


                                            By:  /s/ Stanley Knowlton
                                                 ---------------------------
                                                  Name: Stanley Knowlton
                                                  Title: President


                                            DARWIN OFFSHORE PARTNERS, LTD.

                                            By: Knowlton Brothers, Inc.,
                                                  as Investment Advisor


                                            By:  /s/ Stanley Knowlton
                                                 ---------------------------
                                                  Name: Stanley Knowlton
                                                  Title: President


                                            FAMILY PARTNERS & CO.

                                            By: Knowlton Brothers, Inc.,
                                                  as general partner


                                            By:  /s/ Stanley Knowlton
                                                 ---------------------------
                                                  Name: Stanley Knowlton
                                                  Title: President


                                            FRONTIER PARTNERS & CO.

                                            By: Knowlton Brothers, Inc.,
                                                  as general partner


                                            By:  /s/ Winthrop Knowlton
                                                 ---------------------------
                                                  Name: Winthrop Knowlton
                                                  Title: Chairman

                                                             Page 37 of 37 Pages


                                            KNOWLTON BROTHERS, INC.



                                            By:  /s/ Winthrop Knowlton
                                                 -------------------------
                                                  Name: Winthrop Knowlton
                                                  Title: Chairman



                                            KNOWLTON ASSOCIATES, INC.


                                            By:  /s/ Winthrop Knowlton
                                                 -------------------------
                                                  Name: Winthrop Knowlton
                                                  Title: Chairman



                                            HUGH KNOWLTON TRUST FOR THE
                                            BENEFIT OF ERICA KNOWLTON


                                            By:  /s/ Winthrop Knowlton
                                                 -------------------------
                                                  Name: Winthrop Knowlton
                                                  Title: Trustee


                                                 /s/ Winthrop Knowlton
                                                 -------------------------
                                                     WINTHROP KNOWLTON


                                                 /s/ Stanley Knowlton
                                                 -------------------------
                                                     STANLEY KNOWLTON


                                                 /s/ Christopher Knowlton
                                                 -------------------------
                                                     CHRISTOPHER KNOWLTON


                                                 /s/ Robert R. Barker
                                                 -------------------------
                                                     ROBERT R. BARKER


                                                 /s/ Dwight E. Lee
                                                 -------------------------
                                                     DWIGHT E. LEE